Exhibit 99.1
United Fire Group, Inc. Reports First Quarter 2015 Results

CEDAR RAPIDS, Iowa - (GLOBE NEWSWIRE) - United Fire Group, Inc. (NASDAQ OMX: UFCS), May 5, 2015 - FOR IMMEDIATE RELEASE

Consolidated Financial Results - Highlights:

Three Months Ended March 31, 2015
Operating income(1) per diluted share(2)	$0.92
Net income per diluted share(2)	$0.94
Net realized investment gains per share(2)	$0.02
GAAP combined ratio	89.7%
Book value per share	$33.76
Return on equity(3)	11.4%

United Fire Group, Inc. (the “Company”) (NASDAQ OMX: UFCS) today reported consolidated operating income(1) of $0.92 per diluted share for the three-month period ended March 31, 2015 (the "first quarter"), compared to consolidated operating income of $0.47 per diluted share for the same period in 2014.

The Company reported consolidated net income, including net realized investment gains and losses, of $23.7 million ($0.94 per diluted share) for the first quarter, compared to consolidated net income of $13.3 million ($0.52 per diluted share) for the same period in 2014.

"I'm pleased to report another positive quarter," stated Randy A. Ramlo, President and Chief Executive Officer. "For the quarter, consolidated net premiums earned increased 10.3 percent due to rate increases in our commercial lines of business and new business; total revenues increased 7.0 percent, and our return on equity improved nearly 5 percentage points compared to first quarter 2014."

"First quarter 2015 was a continuation of solid results recognized in fourth quarter 2014," continued Ramlo, "which is an indication to us that the strategies implemented to execute our 2020 Vision are proving successful. To date, we remain on track with each of our long term objectives. Most exciting is the improvement in both our underlying underwriting performance and our expense ratio."

"We are, however, cautiously optimistic as we enter into second and third quarters which are sometimes laden with storm and catastrophe losses in those areas where we conduct much of our business," stated Ramlo. "As a reminder, we base our business decisions and successes on annual results due to the volatility in results that can occur from quarter to quarter."
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(1) Operating income (loss) is a commonly used non-GAAP financial measure of net income (loss) excluding realized investment gains and losses and related federal income taxes. Because our calculation may differ from similar measures used by other companies, investors should be careful when comparing our measure of operating income to that of other companies. Management evaluates this measure and ratios derived from this measure because we believe it better represents the normal, ongoing performance of our business. See Supplemental Tables - Financial Highlights for a reconciliation of operating income to net income.
(2) Per share amounts are after tax.
(3) Return on equity is calculated by dividing annualized net income by average year-to-date equity.

The Company recognized consolidated net realized investment gains of $0.9 million during the first quarter, compared to consolidated net realized investment gains of $2.2 million for the same period in 2014.

Consolidated net investment income was $24.4 million for the first quarter, a decrease of 9.0 percent, as compared to net investment income of $26.8 million for the same period in 2014. The decreases are due to the decline in the reinvestment interest rates from the continued low interest rate environment and less invested assets and to a lesser extent, changes in the value of our investments in limited liability partnerships, which are recorded on the equity method of accounting. Because the equity method of accounting is based on changing market conditions, the results can be volatile from period to period.

Consolidated net unrealized investment gains, net of tax, totaled $156.9 million as of March 31, 2015, an increase of $7.3 million or 4.9 percent from December 31, 2014. The increase in net unrealized investment gains resulted from an increase in the fair value of our fixed maturity investment portfolio as a result of interest rate declines at March 31, 2015.

Total consolidated assets as of March 31, 2015 were $3.9 billion, which included $3.1 billion of invested assets. The Company's book value per share was $33.76, which is an increase of $1.09 per share or 3.3 percent from December 31, 2014 and is primarily attributed to net income of $23.7 million and an increase in net unrealized investment gains of $7.3 million, net of tax, during the first three months of 2015, offset by shareholder dividends of $5.0 million.

The annualized return on equity was 11.4 percent as of March 31, 2015.

P&C Segment

Net income for the property and casualty insurance segment, including net realized investment gains and losses, totaled $23.1 million ($0.92 per diluted share) for the first quarter, compared to net income of $11.8 million ($0.46 per diluted share) in the same period in 2014.

Net premiums earned increased 11.5 percent to $200.1 million in the first quarter, compared to $179.5 million in the same period in 2014.

"Modest rate increases still obtainable; still exceed loss cost trends."

"Commercial lines renewal pricing increased during the quarter with average percentage increases in the low- to mid-single digits on most small and mid-market accounts," stated Ramlo, "but larger accounts have become more competitive."

"The loss ratio on our workers' compensation line of business continues to improve and has benefited from past rate increases and the elimination of poor performing accounts," continued Ramlo.

"Personal auto lines renewal pricing increases during the quarter remained at low-single digits," stated Ramlo, "while homeowners pricing experienced average percentage increases in the mid-single digits, especially in areas affected by large convective storms. Competitive market conditions persisted on new business during the quarter."

"Premiums written from new business remained strong and consistent with our strong performance in 2014 with only a slight decline in comparison," stated Ramlo. "Our success ratio on quoted accounts was down slightly due to increased competition and our willingness to walk away from business inappropriately priced."

"Catastrophes absent from first quarter."

Catastrophe losses totaled $0.2 million (less than $0.01 per share after tax) for the first quarter, compared to $3.3 million ($0.08 per share after tax) for the same period in 2014.

"Catastrophe losses for the first quarter were nearly non-existent. Catastrophe losses added only 0.1 percentage points to the combined ratio and impacted earnings by less than $0.01 per diluted share," stated Ramlo.

"Our expectations for catastrophe losses in any given year is six percentage points of the combined ratio," continued Ramlo. "As mentioned earlier, second and third quarters are more storm- and catastrophe-laden in geographic areas where we conduct much of our business due to spring and summer convective storms and hurricanes."

The property and casualty insurance segment experienced $16.7 million of favorable development in our net reserves for prior accident years during the first quarter, compared to $14.5 million of favorable reserve development in the same period in 2014. Development amounts can vary significantly from quarter-to-quarter and year-to-year depending on a number of factors, including the number of claims settled and the settlement terms. At March 31, 2015, our total reserves remained relatively flat and within our actuarial estimates.

The GAAP combined ratio improved by 9.9 percentage points to 89.7 percent for the first quarter, compared to 99.6 percent for the same period of 2014. We attribute this improvement to a lack of catastrophe losses, more adequate pricing of our products, which has improved our underlying underwriting performance, and improvement in our expense ratio.

Expense Levels

The expense ratio for the first quarter was 30.1 percentage points, compared to 33.5 percentage points for the first quarter of 2014.

"Our expense ratio has been higher than our expectations for some time due to additional costs associated with our acquisition of the Mercer Group of companies and other investments in core development and technology over the last few years," stated Ramlo. "We are now seeing some of those expenses wind down. Implementation of our new claims system (Accenture) is near completion, we have experienced improvement in the profitability in certain lines of business which led to an increase in the amount of underwriting expenses eligible for deferral in our deferred acquisition costs, and some duplicate costs associated with merger transition have now been eliminated. Though we believe our 2015 expense ratio will continue to be higher than our objectives due to increased pension and postretirement benefit costs, the expense ratio should continue to see improvement by year-end."

Life Segment

Net income for the life insurance segment totaled $0.6 million ($0.02 per share) for the first quarter, compared to $1.5 million ($0.06 per share) for the first quarter of 2014. The decrease in net income for the quarter is primarily due to a decrease in net premiums earned from lower sales of single premium whole life policies, an increase in losses and loss settlement expenses from higher death benefits and a decrease in investment income. Net income benefited from a decline in the amount of expense associated with the payment of interest to policyholders on annuity accounts.

Net premiums earned decreased 5.9 percent to $13.0 million for the first quarter, compared to $13.8 million for the first quarter of 2014. The decrease was primarily due to a decrease in sales of single premium whole life policies as we continue to maintain price diligence on our single premium whole life product.

Net investment income decreased 12.7 percent to $13.6 million for the first quarter, compared to $15.6 million for the first quarter of 2014. The decrease is due to a continuation of the low interest rate environment and a lower asset base due to declining annuity deposits.

Losses and loss settlement expenses increased $0.5 million for the first quarter, compared to the same period in 2014, due to corresponding increases in death benefits paid. Fluctuations in the timing of death benefits occur from quarter-to-quarter and year-to-year.

Deferred annuity deposits decreased 31.8 percent for the three-month period ended March 31, 2015, compared with the same period of 2014, due to gradual lowering of the credited rate offered on our deferred annuity products during the low interest rate environment.

Net cash outflow related to our annuity business was $35.0 million for the first quarter compared to a net cash outflow of $11.1 million in the same period in 2014. We attribute this to the interest rate activity previously described.

Capital Management

During the first quarter, we declared and paid a $0.20 per share cash dividend to shareholders of record on March 2, 2015. We have paid a quarterly dividend every quarter since March 1968.

Under our share repurchase program, we may purchase the Company's common stock from time to time on the open market or through privately negotiated transactions. The amount and timing of any purchases will be at management's discretion and will depend upon a number of factors, including the share price, general economic and market conditions, and corporate and regulatory requirements. We are authorized by the Board of Directors to purchase an additional 1,570,645 shares of common stock under our share repurchase program, which expires in August 2016. During the first quarter, 37,637 shares were repurchased under the program at a total cost of $1.1 million and an average share price of $28.78.

Earnings Call Access Information

An earnings call will be held at 9:00 am Central Standard Time on May 5, 2015 to allow securities analysts, shareholders and other interested parties the opportunity to hear management discuss the Company's 2015 first quarter results and its expectations for 2015.

Teleconference: Dial-in information for the call is toll-free 1-877-407-8291. The event will be archived and available for digital replay through May 19, 2015. The replay access information is toll-free 1-877-660-6853; conference ID no. 13605332.

Webcast: An audio webcast of the teleconference can be accessed at the Company's investor relations page at http://ir.unitedfiregroup.com/events.cfm. The archived audio webcast will be available until May 19, 2015.

Transcript: A transcript of the teleconference will be available on the Company's website soon after the completion of the teleconference.

About United Fire Group, Inc.

Founded in 1946 as United Fire & Casualty Company, United Fire Group, Inc., through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance and life insurance and selling annuities.

Through our subsidiaries, we are licensed as a property and casualty insurer in 43 states, plus the District of Columbia, and we are represented by approximately 1,200 independent agencies. The United Fire pooled group is rated an "A" (Excellent) by A.M. Best Company.

Our subsidiary, United Life Insurance Company, is licensed in 37 states, represented by approximately 1,000 independent life agencies and rated an "A-" (Excellent) by A.M. Best Company.

For more information about United Fire Group, Inc. visit www.unitedfiregroup.com or contact:

Anita Novak, Director of Investor Relations, 319-399-5251 or alnovak@unitedfiregroup.com

Disclosure of Forward-Looking Statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about our company, the industry in which we operate, and beliefs and assumptions made by management. Words such as “expect(s),” “anticipate(s),” “intends(s),” “plan(s),” “believe(s)” “continue(s),” “seek(s),” “estimate(s),” “goal(s),” "remain on track," "optimistic," “target(s),” “forecast(s),” “project(s),” “predict(s),” “should,” “could,” “may,” “will continue,” “might,” “hope,” “can” and other words and terms of similar meaning or expression in connection with a discussion of future operations, financial performance or financial condition, are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual outcomes and results to differ materially from those expressed in the forward-looking statements is contained in Part I, Item IA “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission ("SEC") on March 2, 2015. The risks identified in our Form 10-K are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release or as of the date they are made. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Supplemental Tables

Financial Highlights
	Three Months Ended March 31,
(In Thousands, Except Per Share Data and Ratios)	2015	2014	Change %
Revenue Highlights
Net premiums earned	$213,171	$193,341	10.3%
Net investment income	24,363	26,762	(9.0)%
Total revenues	238,484	222,904	7.0%
Income Statement Data
Operating income	23,102	11,905	94.1%
After-tax net realized investment gains	577	1,426	(59.5)%
Net income	$23,679	$13,331	77.6%
Diluted Earnings Per Share Data
Operating income	$0.92	$0.47	95.7%
After-tax net realized investment gains	0.02	0.05	(60.0)%
Net income	$0.94	$0.52	80.8%
Catastrophe Data
Pre-tax catastrophe losses	$211	$3,275	(93.6)%
Effect on after-tax earnings per share	0.01	0.08	(87.5)%
Effect on combined ratio	0.1%	1.8%	(94.0)%

Favorable reserve development experienced on prior accident years	$16,742	$14,503	15.4%

Combined ratio	89.7%	99.6%	(9.9)%
Return on equity	11.4%	6.7%	70.1%
Cash dividends declared per share	$0.20	$0.18	11.1%
Diluted weighted average shares outstanding	25,104,783	25,590,207	(1.9)%

Consolidated Income Statement
	Three Months Ended March 31,
(In Thousands)	2015	2014
Revenues
Net premiums written(1)	$232,411	$213,190
Net premiums earned	$213,171	$193,341
Investment income, net of investment expenses	24,363	26,762
Net realized investment gains	887	2,194
Other income	63	607
Total Revenues	$238,484	$222,904

Benefits, Losses and Expenses
Losses and loss settlement expenses	$126,409	$125,237
Increase in liability for future policy benefits	7,623	7,821
Amortization of deferred policy acquisition costs	42,472	39,534
Other underwriting expenses	23,534	26,428
Interest on policyholders’ accounts	6,615	7,987
Total Benefits, Losses and Expenses	$206,653	$207,007

Income before income taxes	31,831	15,897
Federal income tax expense	8,152	2,566
Net income	$23,679	$13,331
(1) Data prepared in accordance with statutory accounting principles, which is a comprehensive basis of accounting other than U.S. GAAP.

Consolidated Balance Sheet
	March 31, 2015	December 31, 2014
(In Thousands)
Total invested assets:
Property and casualty segment	$1,562,710	$1,554,637
Life insurance segment	1,576,868	1,616,324
Total cash and investments	3,250,898	3,261,535
Total assets	3,864,251	3,856,689
Future policy benefits and losses, claims and loss settlement expenses	$2,394,778	$2,417,201
Total liabilities	3,020,018	3,039,274
Net unrealized investment gains, after-tax	$156,915	$149,623
Total stockholders’ equity	844,233	817,415

Property and casualty insurance statutory capital and surplus(1)(2)	$700,515	$685,866
Life insurance statutory capital and surplus(2)	156,055	155,667
(1) Because United Fire & Casualty Company owns United Life Insurance Company, property and casualty insurance statutory capital and surplus includes life insurance statutory capital and surplus and therefore represents our total consolidated statutory capital and surplus.
(2) Data prepared in accordance with statutory accounting principles, which is a comprehensive basis of accounting other than U.S. GAAP.

Property & Casualty Insurance Financial Results
	Three Months Ended March 31,
(In Thousands, Except Ratios)	2015	2014
Revenues
Net premiums written(1)	$219,378	$199,329
Net premiums earned	$200,137	$179,494
Investment income, net of investment expenses	10,747	11,163
Net realized investment gains (losses)	(239)	1,367
Other income	—	480
Total Revenues	$210,645	$192,504

Benefits, Losses and Expenses
Losses and loss settlement expenses	$119,338	$118,656
Amortization of deferred policy acquisition costs	40,809	37,876
Other underwriting expenses	19,404	22,260
Total Benefits, Losses and Expenses	$179,551	$178,792

Income before income taxes	$31,094	$13,712
Federal income tax expense	7,991	1,901
Net income	$23,103	$11,811

GAAP combined ratio:
Net loss ratio - excluding catastrophes	59.5%	64.3%
Catastrophes - effect on net loss ratio	0.1	1.8
Net loss ratio	59.6%	66.1%
Expense ratio	30.1	33.5
Combined ratio	89.7%	99.6%

Statutory combined ratio:(1)
Net loss ratio - excluding catastrophes	59.6%	64.5%
Catastrophes - effect on net loss ratio	0.1	1.8
Net loss ratio	59.7%	66.3%
Expense ratio	31.3	31.9
Combined ratio	91.0%	98.2%
(1) Data prepared in accordance with statutory accounting principles, which is a comprehensive basis of accounting other than U.S. GAAP.

Life Insurance Financial Results
	Three Months Ended March 31,
(In Thousands)	2015	2014
Revenues
Net premiums written(1)	$13,033	$13,861
Net premiums earned	$13,034	$13,847
Investment income, net of investment expenses	13,616	15,599
Net realized investment gains	1,126	827
Other income	63	127
Total Revenues	$27,839	$30,400

Benefits, Losses and Expenses
Losses and loss settlement expenses	$7,071	$6,581
Increase in liability for future policy benefits	7,623	7,821
Amortization of deferred policy acquisition costs	1,663	1,658
Other underwriting expenses	4,130	4,168
Interest on policyholders’ accounts	6,615	7,987
Total Benefits, Losses and Expenses	$27,102	$28,215

Income before income taxes	$737	$2,185
Federal income tax expense	161	665
Net income	$576	$1,520
(1) Net premiums written is a financial measure prepared in accordance with statutory principles, which is a comprehensive basis of accounting other than U.S. GAAP.

Net Premiums Written by Line of Business
	Three Months Ended March 31,
	2015	2014
(In Thousands)
Net Premiums Written
Commercial lines:
Other liability(1)	$68,507	$59,875
Fire and allied lines(2)	52,767	47,929
Automobile	47,065	41,697
Workers’ compensation	27,278	26,856
Fidelity and surety	4,804	4,289
Miscellaneous	725	773
Total commercial lines	$201,146	$181,419

Personal lines:
Fire and allied lines(3)	$9,770	$9,845
Automobile	6,067	5,917
Miscellaneous	255	238
Total personal lines	$16,092	$16,000
Reinsurance assumed	2,140	1,910
Total	$219,378	$199,329
(1) “Other liability” is business insurance covering bodily injury and property damage arising from general business operations, accidents on the insured’s premises and products manufactured or sold.
(2) “Fire and allied lines” includes fire, allied lines, commercial multiple peril and inland marine.
(3) “Fire and allied lines” includes fire, allied lines, homeowners and inland marine.

Net Premiums Earned, Losses and Loss Settlement Expenses and Loss Ratio by Line of Business
Three Months Ended March 31,	2015			2014
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands, Except Ratios)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
Unaudited	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$60,507	$32,557	53.8%	$53,153	$30,670	57.7%
Fire and allied lines	48,111	28,702	59.7	42,887	34,658	80.8
Automobile	43,679	33,334	76.3	38,450	22,248	57.9
Workers' compensation	23,240	11,387	49.0	21,030	18,209	86.6
Fidelity and surety	4,755	1,731	36.4	4,460	(313)	(7.0)
Miscellaneous	674	1	0.1	664	11	1.7
Total commercial lines	$180,966	$107,712	59.5%	$160,644	$105,483	65.7%

Personal lines
Fire and allied lines	$10,910	$6,003	55.0%	$11,032	$6,855	62.1%
Automobile	5,831	3,197	54.8	5,681	4,294	75.6
Miscellaneous	246	211	85.8	244	105	43.0
Total personal lines	$16,987	$9,411	55.4%	$16,957	$11,254	66.4%
Reinsurance assumed	$2,184	$2,215	101.4%	$1,893	$1,919	101.4%
Total	$200,137	$119,338	59.6%	$179,494	$118,656	66.1%